Exhibit 10.41

PRIMEDIA Inc.

3585 Engineering Drive

Norcross, GA 30092

January 11, 2011

Ms. Arlene Mayfield

Dear Arlene:

On behalf of PRIMEDIA Inc. (“PRIMEDIA”), we are pleased to offer you this retention agreement (this “Agreement”) to provide a financial incentive for you to remain employed with PRIMEDIA for the time and on the terms set forth herein. The terms of our Agreement will be as follows:

1. Term. Except as otherwise set forth in this paragraph, the term of this Agreement will be from the date you sign it until the six (6)-month anniversary of a Sale of PRIMEDIA (as defined below). The six (6)-month anniversary of a Sale of PRIMEDIA is referred to hereinafter as the “Payment Date.” If a Sale of PRIMEDIA does not occur by December 31, 2011 or you separate from service with PRIMEDIA prior to the Payment Date other than as described in paragraph 4 below, this Agreement shall terminate without any payment to you of any amounts hereunder.

2. Sale of PRIMEDIA. For purposes of this Agreement, “Sale of PRIMEDIA” means any transaction or series of related transactions whereby securities of PRIMEDIA representing eighty percent (80%) or more of the total combined voting power of the outstanding securities of PRIMEDIA entitled to vote in the election of directors of PRIMEDIA are sold to any single person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)); or (b) all or substantially all of the assets or business of PRIMEDIA are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of PRIMEDIA immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of PRIMEDIA prior to such event, the voting stock or other ownership interests of the entity or entities, if any, that succeed to the assets or business of PRIMEDIA).

3. Eligibility. You are eligible for a retention payment in the amount of $400,000.00 (the “Retention Payment”) in accordance with paragraph 4 below.

4. Payment. Subject to paragraph 14 below, Retention Payment will be payable to you in a single lump sum, net of applicable withholdings as described below, as soon as administratively practicable, but in no event later than two-and-one-half (2 1/2) months, after the earlier of (i) the Payment Date, provided you remain employed continuously with PRIMEDIA from the date hereof until the Payment Date, or (ii) the date of your separation from service with PRIMEDIA, in the event you separate from service with PRIMEDIA prior to the Payment Date and you are entitled upon such separation from service to, and you fulfill the terms and conditions to receive, the severance set forth in the Letter Agreement between PRIMEDIA and you, dated October 1, 2007. You are not entitled to be paid the Retention Payment under any other circumstances.

5. Bonus. The Retention Payment, if any, is not in lieu of and does not replace any annual discretionary or other bonus to which you may be entitled.

6. Waiver. Failure to insist upon strict compliance with any term, covenant, or condition of this Agreement will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

7. Taxes. PRIMEDIA may withhold from any amount payable under this Agreement all income, employment, excise and other taxes that PRIMEDIA reasonably determines to be required pursuant to any law, regulation, or ruling. However, it is your obligation to pay all required taxes on any amount provided under this Agreement, regardless of whether any withholding is required.

8. Source of Payments. The benefits payable under this Agreement may be paid, at PRIMEDIA's sole discretion, from its general assets or from any other source.

9. Confidentiality. Except to the extent otherwise required by law, you will not disclose, in whole or in part, any of the terms of this Agreement that are not publicly disclosed by PRIMEDIA pursuant to applicable securities filings or otherwise. However, you may disclose the terms of this Agreement to your spouse or to your legal or financial adviser, provided that you take all reasonable measures to assure that he or she does not disclose the terms of this Agreement to any other third party except as otherwise required by law or permitted herein.

10. Severability. The agreements contained herein will each constitute a separate agreement independently supported by good and adequate consideration, and will each be severable from the other provisions of this Agreement. If it is determined that any term, provision, or portion of this Agreement is void, illegal, or unenforceable, the other terms, provisions and portions of this Agreement will remain in full force and effect, and the terms, provisions, and portions that are determined to be void, illegal, or unenforceable will be limited so that they will remain in effect to the extent permissible by law, or other similar provisions will be substituted, to the extent enforceable, so as to provide to PRIMEDIA, to the fullest extent permitted by applicable law, the benefits intended by this Agreement.

11. Survival. The provisions of paragraphs 4 and 7 through 14 shall survive the termination of this Agreement.

12. Entire Agreement. This Agreement sets forth the entire understanding between you and PRIMEDIA, and supersedes all prior agreements and communications, whether oral or written, between you and PRIMEDIA with respect to the subject matter of this Agreement. This Agreement will not be modified except by written agreement of you and PRIMEDIA.

13. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (if applicable) and assigns. Rights or obligations of

PRIMEDIA under this Agreement may be, and may only be, assigned or transferred by PRIMEDIA pursuant to a merger or consolidation in which PRIMEDIA is the continuing entity, or the sale or liquidation of all or substantially all of the assets of PRIMEDIA, provided that the assignee or transferee is the successor to all or substantially all of the assets of PRIMEDIA and such assignee or transferee assumes the liabilities, obligations and duties of PRIMEDIA, as contained in this Agreement, either contractually or as a matter of law. None of your rights and obligations under this Agreement may be assigned or transferred by you other than your rights to the Retention Payment, which may be transferred only by will or operation of law, provided that any Retention Payment due hereunder to you at the time of your death shall instead be paid to your designated beneficiary, if any, or, if no such beneficiary has been designated and survives you, your estate.

14. Section 409A.

(a) This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a short-term deferral, and the terms of this Agreement shall be construed consistent with such intent.

(b) Notwithstanding the foregoing, however, if any payment to which you are entitled under this Agreement is considered to be “nonqualified deferred compensation” subject to Section 409A of the Code, such payment shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Neither you nor PRIMEDIA shall take any action to accelerate or delay the payment of any such amounts in any manner which would not be in compliance with Section 409A of the Code.

(c) In the event you qualify as a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of your separation from service, any payments to be made in connection with your “separation from service” (as determined for purposes of Section 409A of the Code) that constitute “nonqualified deferred compensation” subject to Section 409A of the Code shall not be made until the earlier of (i) death or (ii) six (6) months after your separation from service (the “409A Deferral Period”) to the extent required by Section 409A of the Code. Payments otherwise due to be made during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends.

(d) For purposes of this Agreement, termination of employment shall be construed consistently with a “separation from service” within the meaning of Section 409A of the Code.

(e) Any payment to which you are entitled under this Agreement shall be treated as a separate payment from any other amounts to which you may be entitled to the maximum extent permitted by Section 409A of the Code.

15. Effective Date. The terms of this Agreement are effective as of the date of this letter, and shall have no force or effect prior to such date.

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PRIMEDIA believes that this offer provides you with a financial incentive to remain with PRIMEDIA. We hope that you find that this Agreement provides you with an incentive to continue to perform your responsibilities in an exemplary manner through such time. Please indicate your acceptance of this Agreement by signing below and returning this Agreement to me.

Very truly yours,

By	/s/ CHARLES STUBBS
Charles Stubbs
President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ ARLENE MAYFIELD
Arlene Mayfield